Exhibit 99.1

Republic Bancorp, Inc. Increases Its Common Stock Cash Dividends for the 20th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 23, 2019--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 9% increase in the Company’s quarterly cash dividends. The quarterly cash dividend of $0.264 per share of Class A Common Stock and $0.24 per share on Class B Common Stock will be payable April 19, 2019 to shareholders of record as of March 15, 2019. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 2.67% based upon the stock’s closing price on January 22, 2019.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 45 full-service banking centers and one loan production office throughout five states: 32 banking centers in 11 Kentucky communities - Covington, Crestview Hills, Elizabethtown, Florence, Frankfort, Georgetown, Lexington, Louisville, Owensboro, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in Tennessee (Nashville MSA) – Cool Springs (Franklin) and Green Hills (Nashville) and one loan production office in Brentwood; and one banking center in Norwood (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $5.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

CONTACT:
Steve Trager, 502-584-3600
Chairman and Chief Executive Officer